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Exhibit 4.4

[Form of Supplemental Indenture]

        THIS FIRST SUPPLEMENTAL INDENTURE, dated as of [            ] (this "First Supplemental Indenture"), is by and among Packaged Ice, Inc., a Texas corporation ("Packaged Ice"), each of the parties identified as a Subsidiary Guarantor on the signature pages hereto (each, a "Subsidiary Guarantor" and collectively, the "Subsidiary Guarantors"), and U.S. Bank National Association, as trustee (the "Trustee").

W I T N E S S E T H

        WHEREAS, Cube Acquisition Corp. (the "Issuer"), CAC Holdings Corp. and the Trustee are parties to an indenture dated as of July 31, 2003 (as amended, the "Indenture"), providing for the issuance of the Issuer's 8 7/8% Senior Subordinated Notes Due 2011 (the "Notes");

        WHEREAS, the Issuer has merged with and into Packaged Ice (the "Merger");

        WHEREAS, as a result of the Merger, Packaged Ice is assuming, by and under this First Supplemental Indenture, the Issuer's obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each covenant of the Indenture on the part of the Issuer to be performed or observed;

        WHEREAS, pursuant to Section 5.01 of the Indenture, on the date of the Merger, Packaged Ice is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Guarantor shall unconditionally and irrevocably guarantee Packaged Ice's obligations with respect to the Notes on the terms set forth in the Indenture; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

        NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

        1.     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.     Assumption by Packaged Ice. Packaged Ice hereby assumes the Issuer's obligations for the due and punctual payment of the principal of, premium, if any, and interest on all outstanding Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer. Packaged Ice is hereby substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if Packaged Ice had been named as the Issuer in the Indenture, and Packaged Ice is a successor corporation under the Indenture.

        3.     Notation on Notes. Notes authenticated and delivered after the date hereof may bear the following notation, which may be stamped or imprinted thereon:

          "In connection with the merger of Cube Acquisition Corp. (the "Issuer) with and into Packaged Ice, Inc. ("Packaged Ice") and pursuant to the First Supplemental Indenture dated as of [            ], Packaged Ice has assumed the Issuer's obligations for the due and punctual payment of the principal of, premium, if any, and interest on this Note and the performance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer."

        4.     Agreements to Become Guarantors. Each of the Subsidiary Guarantors hereby unconditionally and irrevocably guarantees Packaged Ice's obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture, subordinates its guarantee to the extent and in the manner provided in Article 12 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a "Subsidiary Guarantor" therein.

        5.     Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

        6.     Notices. For purposes of Section 13.02 of the Indenture, the address for notices to Packaged Ice and each of the Subsidiary Guarantors shall be:

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        7.     Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        8.     Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

        9.     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

        10.   The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Packaged Ice and the Subsidiary Guarantors.

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

PACKAGED ICE, INC.
By:
Name: Title:
[Subsidiary Guarantors], as a Subsidiary Guarantor
By:
Name: Title:
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name: Title:

QuickLinks

  Exhibit 4.4
[Form of Supplemental Indenture]